UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2010

UTEK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	814-00203	59-3603677
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2010 the board of directors of UTEK Corporation (the “Company”) appointed Mark F. Radcliffe, J.D. as a member of the board of directors, whose term will begin on February 10, 2010. There was no arrangement or understanding pursuant to which Mr. Radcliffe was elected as a director, and the Company is not currently a party to any transactions involving Mr. Radcliffe.

In addition to the customary cash fees that Mr. Radcliffe will receive for his service on the Company’s board of directors, he will also be granted options to purchase the Company’s common stock pursuant to the Company’s Amended and Restated Non-Qualified Stock Option Plan. Specifically, Mr. Radcliffe will receive options to purchase up to 25,000 shares of the Company’s common stock, with options to purchase 6,250 shares of common stock vesting at the time of grant and options to purchase an additional 6,250 shares of common stock vesting on each of the three consecutive anniversaries following the grant date.

On February 8, 2010 the Company issued a press release announcing the election of Mr. Radcliffe as a new director. The full text of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2010 UTEK Corporation issued a press release announcing that Sam Reiber resigned from the Board of Directors, effective immediately. Mr. Reiber will continue to serve UTEK in his capacity of Vice President, General Counsel and Chief Compliance Officer.

Mr. Reiber’s resignation is not the result of any disagreement with the policies, practices or procedures of the Company.

The full text of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit No.                Description

Exhibit No.	Description
99.1	Press Release dated February 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTEK CORPORATION

Date: February 8, 2010

	By:	/s/ Carole R. Wright
	Name:	Carole R. Wright
	Title:	Chief Financial Officer